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EXHIBIT 21

PRECISION AUTO CARE, INC. SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
WE JAC Corporation	Delaware
Worldwide Drying Systems, Inc.	Colorado
Precision Tune Auto Care, Inc.	Virginia
PTW, Inc.	Washington
Precision Building Solutions Inc.	Delaware
Miracle Partners, Inc.	Delaware
Miracle Industries, Inc.	Ohio
Indy Ventures, LLC	Indiana
Prema Properties, LLC	Ohio
Precision Auto Care Mexico I, S. de R.L. de C.V.	Mexico
Promotora de Franquicias Praxis S.A. de C.V.	Mexico
Praxis Afinaciones, S.A. de C.V.	Mexico
Praxis Auto Partes, S.A. de C.V.	Mexico
Praxis Afinaciones Puerto Rico, Inc.	Puerto Rico
Precision Franchising, LLC	Virginia
Precision Printing, Inc.	Virginia
Acc-u-tune	California
National 60 Minute Tune, Inc.	Washington
Sixar Occidente, S.A. de C.V	Mexico
Sixar Afinaciones, S.A. de C.V	Mexico
Premier Accesorios, S.A. de C.V	Mexico
Sixar Afinaciones, S.A. de C.V	Puerto Rico
Sixar Guadalajara, S.A. de C.V	Mexico
Precision Tune Auto Care (Canada) Inc.	Ontario

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  EXHIBIT 21
PRECISION AUTO CARE, INC. SUBSIDIARIES